================================================================================

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                     ----------------------------------

                                  FORM 8-K


                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


    Date of report (Date of earliest event reported): November 25, 1998




                           Uniphase Corporation
          (Exact name of Registrant as Specified in its Charter)




        Delaware               0-22874                 94-2579683
    (State of Other       (Commission File    (IRS Employer Identification
      Jurisdiction              No.)                       No.)
   of Incorporation)


 163 Baypointe Parkway, San Jose, California          95134
   (Address of Principal Executive Offices)          (Zip Code)


                           (408) 434-1800
        (Registrant's Telephone Number, Including Area Code)

 Item 5.       Other Events

        Uniphase Corporation ("the Company") has included herein the consolidated balance sheets of the Company as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1998 ("the Consolidated Financials"). The Consolidated Financials give retroactive effect to the merger of a wholly owned subsidiary of the Company with and into Broadband Communications Products, Inc. ("BCP") on November 25, 1998, which transaction has been accounted for as a pooling of interests.


Selected Supplemental Financial Data

(in thousands, except per share amounts)

Years Ended June 30,                         1998      1997      1996      1995      1994
                                           --------- --------- --------- --------- ---------
Consolidated Statement of Operations Data:
Net sales..................................$185,215  $113,214   $73,701   $46,523   $36,305
Acquired in-process
  research and development................. $99,568   $33,314    $4,480    $4,460     $ --
Income (loss) from operations..............($70,821) ($15,785)   $5,849    $1,285    $3,890
Net income (loss)..........................($78,930) ($17,787)   $3,212    $1,439    $2,874
Earnings (loss) per share:
  Basic....................................  ($2.23)   ($0.53)    $0.13     $0.08     $0.19
  Dilutive.................................  ($2.23)   ($0.53)    $0.12     $0.07     $0.17
Shares used in per share calculation (1):
  Basic....................................  35,451    33,691    25,558    18,942    15,277
  Dilutive.................................  35,451    33,691    27,912    20,897    17,281

At June 30,                                  1998      1997      1996      1995      1994
                                           --------- --------- --------- --------- ---------
Consolidated Balance Sheet Data:
Working capital............................$121,428  $110,197  $132,239   $18,404   $19,846
Total assets...............................$273,571  $180,653  $175,692   $33,611   $27,579
Long-term obligations......................  $5,666    $2,478    $7,049      $244       $33
Total stockholders' equity.................$220,738  $152,033  $154,824   $26,196   $22,467
Dividends declared (1).....................    $642      $430      $173      $452       $51

(1) BCP was a Subchapter S Corporation for income tax purposes prior to acquisition, therefore its taxable income was includable in the personal income tax returns of its stockholders. BCP made periodic dividend distributions to its pre-merger stockholders based on their estimated tax liability on the earnings of BCP.






 Item 7.       Financial Statements and Exhibits


(a) (1) INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

Management's Discussion and Analysis of Financial Condition and Results Of Operations

Report of Ernst & Young LLP, Independent Auditors

Supplemental Consolidated Statements of Operations - Years ended June 30, 1998, 1997 and 1996

Supplemental  Consolidated Balance Sheets - June 30, 1998 and 1997

Supplemental Consolidated Statement of Stockholders' Equity - Years ended June 30, 1998, 1997 and 1996

Supplemental Consolidated Statements of Cash Flows - Years ended June 30, 1998, 1997 and 1996

Notes to Supplemental Consolidated Financial Statements

(a) (2) FINANCIAL STATEMENTS SCHEDULE

(c)     EXHIBITS

        23.1    Consent of Ernst & Young LLP, Independent auditors

   Management's Discussion and Analysis of Financial Condition and Results
                                of Operations


Introduction

        In June 1998, the Company acquired 100% of the capital stock of Philips Optoelectronics B.V., which became Uniphase Netherlands B.V. ("UNBV") from Koninklijke Philips Electronics N.V. ("Philips"). The total purchase price of $135.4 million consisted of 3.26 million restricted shares of common stock, cash of $100,000, $4.0 million in related acquisition costs, and 100,000 shares of Uniphase Series A Convertible Preferred Stock that is convertible to Uniphase Common Stock based upon
(i) unit shipments of certain products by UNBV through June 20, 2002, and
(ii) the trading price of Uniphase Common Stock at the time such earnout, if any, is determined. At the closing of the UNBV acquisition, Philips became the largest stockholder of record at 8.5% of the Company's outstanding common stock. Philips also appointed one representative to the Uniphase Board of Directors upon the closing.

        In November 1997, the Company acquired 100% of the capital stock of Indx Pty Limited, which became Uniphase Fiber Components Pty Limited ("UFC"), and in connection therewith, obtained certain license rights from Australian Photonics Pty Limited ("AP"). The total purchase price of $6.9 million included a cash payment of $6.5 million to AP and acquisition costs of $400,000. UFC designs and manufactures fiber Bragg grating products for wavelength division multiplexing ("WDM") applications. In January 1998, the Company created Uniphase Network Components ("UNC") to develop grating-based modules for WDM applications.

        In August 1998, the Company acquired certain assets of Chassis Engineering, Inc. for $2.8 million. In November 1998, the Company merged with Broadband Communications Products, Inc. ("BCP") through the issuance of approximately 730,000 shares of common stock. Management's Discussion and Analysis reflects the pooled entity. Additionally, the Company sold the assets of Ultrapointe in December 1998 to KLA-Tencor Corp. and will record a loss of approximately $3.0 million in connection with this transaction in the quarter ended December 31, 1998. See Notes 12 and 13 of Notes to Consolidated Financial Statements.

















Results of Operations

        The following table sets forth for the periods indicated certain financial data as a percentage of net sales:

                                              Years Ended June 30,
                                         ----------------------------------
                                            1998        1997        1996
                                         ----------  ----------  ----------
Net sales...............................     100.0%      100.0%      100.0%
Cost of sales...........................      51.9%       52.9%       51.9%
                                         ----------  ----------  ----------
  Gross profit                                48.1%       47.1%       48.1%
                                         ----------  ----------  ----------
Operating expenses:
  Research and development..............       8.0%        8.7%        8.7%
  Royalty and license...................       1.1%        1.2%        1.8%
  Selling, general, and administrative..      23.5%       21.7%       23.7%
  Acquired in-process research and
       development......................      53.8%       29.4%        6.0%
                                         ----------  ----------  ----------
Total operating expenses................      86.4%       61.0%       40.2%
                                         ----------  ----------  ----------
Income (loss) from operations...........     -38.3%      -13.9%        7.9%
  Interest and other income, net........       1.8%        3.0%        1.9%
                                         ----------  ----------  ----------
  Income (loss) before income taxes.....     -36.5%      -10.9%        9.8%
Income tax expense......................       6.1%        4.8%        5.4%
                                         ----------  ----------  ----------
Net income (loss).......................     -42.6%      -15.7%        4.4%
                                         ==========  ==========  ==========





















        Years Ended June 30, 1998, 1997 and 1996

        Net Sales. Net sales of $185.2 million for fiscal 1998 represented an increase of $72.0 million or 63.6% over fiscal 1997 net sales of $113.2 million. The increase is primarily due to the increase across all product lines in telecommunications and laser subsystem sales of $68.1 million, of which 43.7% was generated by businesses acquired during fiscal 1998 and 1997. Ultrapointe sales increased $3.9 million in fiscal 1998 over the prior year, although a significant percentage of the increase was attributable to orders for spare parts and engineering services. Net sales of $113.2 million for fiscal 1997 represented an increase of $39.5 million or 53.6% over fiscal 1996 net sales of $73.7 million. The increase in fiscal 1997 over 1996 was primarily due to the increased sales of telecommunications and laser subsystem products of $41.7 million. Ultrapointe sales decreased $2.2 million during fiscal
1997 as compared to fiscal 1996 as a downturn in the semiconductor industry led certain customers to delay or cancel purchases of the Company's Ultrapointe Systems.

        Net sales to customers outside the United States accounted for $71.7 million, $34.6 million and $18.5 million or 38.7%, 30.6% and 25.1%
of total sales for the years ended June 30, 1998, 1997 and 1996, respectively. The increase of $37.1 million from fiscal 1997 to fiscal 1998 is primarily due to increased sales of telecommunications products. The increase in international sales in 1998 was also due to a full year's sales from ULE, the sales of UFC subsequent to November 26, 1997, and UNBV sales subsequent to June 9, 1998, all of which represented in the aggregate 35.2% of the increase in international sales. The fiscal 1997 increase in international sales over fiscal 1996 of $16.1 million was due primarily to a full year of UFP sales and the acquisition of ULE in March 1997 combined with other increases in telecommunications product sales. See Note 10 of Notes to Consolidated Financial Statements.

        Gross Profit. Gross profit of $89.1 million, or 48.1% of net sales for fiscal 1998 represented an increase of $35.9 million or 67.5% over fiscal 1997 gross profit of $53.2 million, which was 47.1% of net sales. The increase in gross profit from telecommunications and laser subsystem product sales of $37.7 million was due in part to an improvement in manufacturing yields of gallium arsenide based lasers combined with the lower costs of internally manufactured CATV amplifiers the Company historically purchased from third parties. Fiscal 1998 amounts include a full year's gross profit from ULE that also contributed to the increase.

        Concurrent with the acquisition of UNBV, the Company initiated certain actions that resulted in reductions to fiscal 1998 gross profit. Charges attributable to such actions were for (i) securing additional manufacturing space, developing and qualifying new products, retraining its CATV manufacturing staff, and providing reserves for certain inventory in connection with a new supply agreement with a large CATV customer; (ii) providing inventory reserves for the estimated impact of integrating UNBV lasers into the Company's existing telecommunications product portfolios; and (iii) providing for laser packaging relocation costs and certain other accruals attributable to integrating UNBV into the Company's operations. These actions were reflected primarily as increases to inventory reserves and other accrued expenses.

        Gross margin increased to 48.1% in fiscal 1998 from 47.1% in fiscal 1997. The Company realized improved yields on certain telecommunications products that more than offset a reduction in gross margin from Ultrapointe products. Gross margin for Ultrapointe products declined significantly in the second half of fiscal 1998 due to depressed semiconductor equipment markets, volume discounts attributable to the distribution agreement with KLA-Tencor, and inventory reserves recorded in the fourth quarter. The Company's laser subsystem margins were relatively consistent with the prior fiscal year. The Company experienced a decrease in gross margins to 47.1% in fiscal 1997 from 48.1% in fiscal 1996. Inventory charges resulting from the Company's change in strategic focus with respect to diode based laser applications and from the modification of certain customer and product strategies incorporating lower powered amplifiers at UTP contributed to the fiscal 1997 decline in gross margin.

        There can be no assurance that the Company will be able to maintain its gross margins at current levels. The Company expects that there will continue to be periodic fluctuations in its gross margins resulting from changes in its sales and product mix, competitive pricing pressures, higher costs resulting from new production facilities, manufacturing yields, acquisitions of businesses that may have different margins than the Company, inefficiencies associated with new product introductions, and a variety of other factors.

        Research and Development Expense. Research and development (R&D) expense of $14.9 million or 8.0% of net sales represented an increase of $5.0 million or 50.7% over fiscal 1997 expense of $9.9 million or 8.7% of net sales. The increase in absolute dollar amounts is primarily due to the continuing efforts to develop the Company's telecommunications products, the additional R&D expenses of UFC and UNC in fiscal 1998 and a full year of R&D expenses from ULE. R&D expense in fiscal 1997 was $9.9 million or 8.7% of net sales, which represented a $3.4 million or 53.0% increase over fiscal 1996. The increase in R&D expense was largely due to the continuing efforts to develop the Company's telecommunications products and, to a lesser extent, the continued development and modifications of the Ultrapointe Laser Imaging System and automatic defect classification ("ADC") software.

        The Company is committed to continuing its significant R&D expenditures and expects that the absolute dollar amount of R&D expenses will increase as it invests in developing new products and in expanding and enhancing its existing product lines, although R&D expenses may vary as a percentage of net sales in future periods.

        Royalty and License Expense. Royalty and license expense increased $628,000 to $2.0 million representing an increase of 45.5% over fiscal 1997 expense of $1.4 million. Royalty and license expense decreased as a percentage of sales to 1.1% compared to 1.2% in fiscal 1997. In fiscal 1997, royalty and license expense increased $43,000 to $1.4 million from $1.3 million in fiscal 1996, however decreased as a percentage of sales to 1.2% from 1.8% in fiscal 1996. The decreases as a percentage of net sales in both fiscal 1998 and fiscal 1997 were due to the increasing proportion of sales derived from royalty-free telecommunications products.

        The Company continues to develop its telecommunications, solid state laser, and semiconductor equipment products and technologies. There are numerous patents on these technologies that are held by others, including academic institutions and competitors of the Company. Such patents could inhibit the Company's ability to develop, manufacture and sell products in the future. If there is a conflict between a competitor's patents or products and those of the Company, it could be very costly for the Company to enforce its rights in an infringement action or defend such an action brought by another party. In addition, the Company may need to obtain license rights to certain patents and may be required to make substantial payments, including continuing royalties, in exchange for such license rights. There can be no assurance that licenses to third party technology, if needed, will be available, or if available, can be obtained on commercially reasonable terms.

        Selling, General and Administrative Expense. Selling, general and administrative (SG&A) expense of $43.5 million or 23.5% of net sales in fiscal 1998 represents an increase of $19.0 million or 77.9% over fiscal 1997 expense of $24.4 million or 21.7% of net sales. As described below, SG&A expenses in each year included charges incurred following acquisitions.

        In the fourth quarter of fiscal 1998, the Company recorded SG&A charges related to certain initiatives taken following the acquisition of UNBV. These charges were for (i) reorganizing the Company's management and sales structures, including the elimination of its UTP headquarters organization, severance and certain other personnel costs; (ii) integrating the laser packaging operations of UNBV into the Company including the write off of certain long-lived assets originating from the acquisition of UFP in 1996, and starting up production of certain new products that incorporate UNBV lasers, and (iii) providing for the cost of renegotiating certain provisions of its distribution agreement with KLA-Tencor and changing the structure of Ultrapointe in connection with the continuing downturn in semiconductor capital equipment markets. SG&A expense for 1998 also includes a full year of ULE expenses. SG&A charges primarily consisted of compensation related costs, the write-off of goodwill and other long-lived assets, prototype development and materials, recruiting and relocation costs.

        In fiscal 1997, SG&A expense was $24.4 million or 21.7% of net sales which represented a $7.1 million or 41.3% increase over SG&A expense of $17.3 million or 23.7% of net sales in fiscal 1996. The increase is due in part to the additional expenses of ULE, acquired in March 1997, and a full year of expenses for UFP which was acquired in May 1996. As a result of the ULE acquisition and a change in strategic focus for diode-based laser applications, the Company recorded charges to consolidate its European laser research to Switzerland, close its Uniphase Lasers, Ltd. facility in Rugby, England, consolidate laser packaging operations and to recognize the modification of certain customer and product strategies at UTP incorporating lower powered amplifiers. The Company also increased its allowance for doubtful accounts and certain other reserves in the third quarter of fiscal 1997.




        The Company expects the amount of SG&A expenses to increase in the future, although such expenses may vary as a percentage of net sales in future periods. There can be no assurance that the Company will not incur reorganization costs associated with managing the growth of its operations similar to those recorded in fiscal 1998.

        Acquired In-process Research and Development. In fiscal 1998, the Company incurred charges for in-process research and development of $99.6 million or 53.8% of net sales related to the acquisition of UNBV from Philips ($93.0 million) and UFC from AP ($6.6 million). In fiscal 1997, the Company incurred a charge for in-process research and development of $33.3 million or 29.4% of net sales related to the acquisition of the assets of ULE from IBM. In fiscal 1996, the Company incurred a charge for in-process research and development of $4.5 million or 6.0% of net sales related to the acquisition of UFP. See Note 9 of Notes to Consolidated Financial Statements. There can be no assurance that acquisitions of businesses, products or technologies by the Company in the future will not result in substantial charges that may cause fluctuations in the Company's quarterly or annual operating results.

        Interest and Other Income. Net interest and other income of $3.3 million for fiscal 1998 represented a decrease of $179,000 from fiscal 1997 income of $3.4 million. Fiscal 1997 net interest and other income increased $2.0 million over fiscal 1996 income of $1.4 million. The decrease in interest and other income in 1998 was primarily due to the reduced level of short-term investments resulting from the cash payment to IBM of $45 million for ULE in March 1997, and the payment to AP of approximately $6.5 million for UFC and certain licensing rights in November 1997. In addition, net interest and other income in fiscal 1998 includes lower interest expense as compared to fiscal 1997 resulting from the retirement of approximately $6.1 million in notes payable in August 1997 originating from the fiscal 1996 acquisition of UFP. The fiscal 1997 increase over fiscal 1996 was due primarily to the increase in interest earned on the net proceeds of the public offering of common stock in June 1996 and the private placement of common stock with KLA-Tencor in November 1995.

        Income Tax Expense. The Company recorded tax provisions of $11.4 million, $5.4 million and $4.0 million for fiscal 1998, 1997 and 1996, respectively. The effective tax rates for fiscal 1998, 1997 and 1996 were (17%), (44%) and 56%, respectively, due primarily to in-process research and development expenses which provided no immediate tax benefit.

        The Company has established a valuation allowance covering a portion of the gross deferred tax assets originating from its European subsidiaries acquired in fiscal 1998 and 1997. Approximately $3 million of the valuation allowance at June 30, 1998 relates to tax benefits of stock option deductions that will be credited to equity when realized. The valuation allowance reduces net deferred tax assets to amounts considered realizable in the near future based on projected future taxable income. As there can be no assurance that these European subsidiaries will generate future taxable income, there can be no assurance that these valuation allowances will be realized.



        Liquidity and Capital Resources

        At June 30, 1998, the Company's combined balance of cash, cash equivalents and short-term investments was $95.4 million. During fiscal 1998, the Company met its liquidity needs primarily through cash generated from operating activities. Net cash provided by operating activities was $50.8 million in fiscal 1998, compared with $21.9 million and $8.0 million for fiscal years 1997 and 1996, respectively.

        Cash provided by operating activities during fiscal 1998 was primarily the result of net losses of $78.9 million offset by noncash charges during the year for depreciation and amortization of $10.2 million, acquired in-process research and development costs of $99.6 million, stock based compensation of $6.9 million and the write-off of certain long-lived assets totaling $3.6 million. Increases in accounts receivable of $12.4 million resulted from higher fourth quarter sales in fiscal 1998 compared to the prior year and an increase in the number of days receivable outstanding from 70 days at the end fiscal 1997 to 83 days in fiscal 1998. A higher percentage of outstanding receivables in fiscal 1998 were derived from foreign operations where collection cycles are generally longer than in the United States. In addition, the fiscal 1998 days sales in accounts receivable reflects receivables acquired from Philips. Cash flow from operating activities also benefited from decreases in all other operating assets totaling $4.5 million and increases to all other operating liabilities of $19.4 million.

        Cash used in investing activities was $38.5 million in fiscal 1998 compared with $48.9 million and $83.6 million for fiscal years 1997 and 1996, respectively. The Company's acquisitions of UNBV and UFC in fiscal 1998 used $10.8 million. The Company incurred capital expenditures of $24.3 million primarily for facilities improvements and equipment purchases to expand its manufacturing capacity primarily for its telecommunications product lines. The Company also purchased intellectual property totaling $550,000 for its telecommunications products businesses. The Company expects to continue to expand its worldwide manufacturing capacity, primarily for telecommunications products, by making approximately $35 million in capital expenditures for fiscal 1999.

        The Company used $1.7 million in cash for financing activities in fiscal 1998 as compared to cash provided by financing activities of $3.8 million in fiscal 1997. In fiscal 1998, the Company generated $4.9 million from the exercise of stock options and the sale of stock through its employee stock purchase plan. Cash used for financing activities included the repayment of $6.1 million of notes payable originating from the acquisition of UFP in fiscal 1996. The Company has a $5.0 million revolving line of credit with a bank. Advances under the line of credit bear interest at the bank's prime rate (8.5% at June 30, 1998) and are secured by inventories and accounts receivable. There were no borrowings under the line as of June 30, 1998. The line of credit was pledged as collateral to secure a letter of credit issued in connection with the purchase of certain assets of Chassis Engineering, Inc. in August 1998. See Note 12 of Notes to Consolidated Financial Statements. Under the terms of the line of credit agreement, the Company is required to maintain certain minimum working capital, net worth, profitability levels and other financial conditions. The agreement prohibits the payment of cash dividends and contains certain restrictions on the Company's ability to borrow money or purchase assets or interests in other entities without the prior written consent of the bank. The line of credit expires on January 28, 1999. As of June 30, 1998, the Company was in compliance with all convenants under the agreement.

        The Company believes that its existing cash balances and investments, together with cash flow from operations and available lines of credit will be sufficient to meet its liquidity and capital spending requirements at least through the end of fiscal 1999. However, possible investments in or acquisitions of complementary businesses, products or technologies may require additional financing prior to such time. There can be no assurance that such additional debt or equity financing will be available when required or, if available, can be secured on terms satisfactory to the Company.

            REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
UNIPHASE CORPORATION

        We have audited the supplemental consolidated balance sheets of Uniphase Corporation (formed as a result of the consolidation of Uniphase Corporation and Broadband Communications Products, Inc.) as of June 30, 1998 and 1997, and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. Our audits also included the supplemental financial statement schedule listed in the index at Item 7. The supplemental consolidated financial statements and schedule give retroactive effect to the merger of Uniphase Corporation and Broadband Communication Products, Inc. on November 25, 1998, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements and schedule are the responsibility of the management of Uniphase Corporation. Our responsibility is to express an opinion on these supplemental financial statements and schedule based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Uniphase Corporation at June 30, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1998 after giving retroactive effects to the merger of Broadband Communications Products, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles. Also, in our opinion, the related supplemental financial statements schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                            \s\ Ernst & Young LLP

San Jose, California
January 7, 1999

                              UNIPHASE CORPORATION

                     Supplemental Consolidated Statements of Operations
                          (In thousands, except per share data)

                                              Years Ended June 30,
                                         ----------------------------------
                                            1998        1997        1996
                                         ----------  ----------  ----------
Net sales...............................  $185,215    $113,214     $73,701
Cost of sales...........................    96,130      60,001      38,287
                                         ----------  ----------  ----------
  Gross profit                              89,085      53,213      35,414
                                         ----------  ----------  ----------
Operating expenses:
  Research and development..............    14,857       9,861       6,445
  Royalty and license...................     2,008       1,380       1,337
  Selling, general, and administrative..    43,473      24,443      17,303
  Acquired in-process research and
       development......................    99,568      33,314       4,480
                                         ----------  ----------  ----------
Total operating expenses................   159,906      68,998      29,565
                                         ----------  ----------  ----------
Income (loss) from operations...........   (70,821)    (15,785)      5,849
Interest income.........................     2,964       3,985       1,570
Interest expense........................       (69)       (421)        (79)
Other income (expense), net.............       356        (134)        (92)
                                         ----------  ----------  ----------
  Income (loss) before income taxes.....   (67,570)    (12,355)      7,248
Income tax expense......................    11,360       5,432       4,036
                                         ----------  ----------  ----------
Net income (loss).......................  ($78,930)   ($17,787)     $3,212
                                         ==========  ==========  ==========

Basic earnings (loss) per share.........    ($2.23)     ($0.53)      $0.13
                                         ==========  ==========  ==========

Dilutive earnings (loss) per share......    ($2.23)     ($0.53)      $0.12
                                         ==========  ==========  ==========

Shares used in per share calculation:
   Basic................................    35,451      33,691      25,558
                                         ==========  ==========  ==========

   Dilutive.............................    35,451      33,691      27,912
                                         ==========  ==========  ==========

  See accompanying notes to supplemental consolidated financial statements.

                              UNIPHASE CORPORATION

                        Supplemental Consolidated Balance Sheets
                  (In thousands, except share and per share data)

                                                             June 30,
                                                        -------------------
                                                          1998      1997
                                                        --------- ---------
                             Assets
Current assets:
   Cash and cash equivalents.........................    $40,525   $29,727
   Short-term investments............................     54,831    52,009
   Accounts receivable, less allowances for
     doubtful accounts of $809 at June 30, 1998
     and $1,877 at June 30, 1997.....................     41,922    21,763
   Inventories.......................................     22,137    19,296
   Refundable income taxes...........................      2,219     6,010
   Deferred income taxes.............................      4,321     5,882
   Other current assets..............................      2,640     1,652
                                                        --------- ---------
      Total current assets...........................    168,595   136,339
Property, plant, and equipment, net..................     57,191    31,701
Long-term deferred income taxes......................      3,976     1,581
Intangible assets other than goodwill................     23,364     8,902
Goodwill.............................................     20,315     2,067
Other assets.........................................        130        63
                                                        --------- ---------
      Total assets...................................   $273,571  $180,653
                                                        ========= =========

                  Liabilities and Stockholders' Equity
Current liabilities:
   Current portion of notes payable..................     $  --     $6,061
   Accounts payable..................................     15,784     5,267
   Accrued payroll and related expenses..............      7,793     4,528
   Income taxes payable..............................      7,697     5,049
   Other accrued expenses............................     15,893     5,237
                                                        --------- ---------
      Total current liabilities......................     47,167    26,142

Accrued pension and other employee benefits..........      4,835     2,392
Other non-current liabilities........................        831        86

Commitments and contingencies

Stockholders' equity:
   Preferred stock, $0.001 par value:
      Authorized shares - 1,000,000
      Issued and outstanding shares - 100,000 at
      June 30, 1998 and none at June 30, 1997........        --        --
   Common stock, $0.001 par value
      Authorized shares - 50,000,000
      Issued and outstanding shares - 38,919,966 at
      June 30, 1998 and 34,570,597 at June 30, 1997..         39        35
   Additional paid-in capital........................    307,447   156,896
   Accumulated deficit...............................    (85,418)   (4,881)
   Other stockerholders' equity......................     (1,330)      (17)
                                                        --------- ---------
      Total stockholders' equity.....................    220,738   152,033
                                                        --------- ---------
      Total liabilities and stockholders' equity.....   $273,571  $180,653
                                                        ========= =========

       See accompanying notes to supplemental consolidated financial statements.

                              UNIPHASE CORPORATION

            Supplemental Consolidated Statements of Stockholders' Equity
                                (In thousands)


                                         Preferred Stock     Common Stock     Additional  Retained     Other
                                       ------------------- ------------------  Paid-in    Earnings  Stockholders'
                                        Shares    Amount    Shares    Amount   Capital   (Deficit)     Equity      Total
                                       --------- --------- --------- -------- ---------- ---------- ------------ ---------
Balance at June 30, 1995
  as previously reported.............       --      $ --     19,032      $20    $15,741     $8,958          $89   $24,808

  Adjustment in connection with BCP
     pooling of interest.............       --        --        726      --          33      1,339         --       1,372
                                       --------- --------- --------- -------- ---------- ---------- ------------ ---------
Balance at June 30, 1995 as
  restated...........................       --        --     19,758       20     15,774     10,297           89    26,180
  Shares issued under
     employee stock plans
     and related tax benefits........       --        --      1,253        1      4,702        --          --       4,703
  Common stock issued upon
     public offering.................       --        --     10,580       10    105,519        --          --     105,529
  Common stock issued to KLA-
     Tencor..........................       --        --      1,332        2     12,281        --          --      12,283
  Stock compensation.................       --        --       --        --       3,000        --          --       3,000
  Amortization of deferred
     compensation....................       --        --       --        --          94        --          --          94
  Net income (loss)..................       --        --       --        --        --        3,212         --       3,212
  Dividends declared on BCP stock....       --        --       --        --        --         (173)        --        (173)
  Net unrealized loss on
     securities available-for-sale...       --        --       --        --        --          --           (18)      (18)
  Foreign currency
     translation adjustment..........       --        --       --        --        --          --            14        14
                                       --------- --------- --------- -------- ---------- ---------- ------------ ---------
Balance at June 30, 1996.............       --        --     32,923       33    141,370     13,336           85   154,824
  Shares issued under
     employee stock plans
     and related tax benefits........       --        --      1,648        2     14,655        --          --      14,657
  Amortization of deferred
     compensation....................       --        --       --        --         871        --          --         871
  Net income (loss)..................       --        --       --        --        --      (17,787)        --     (17,787)
  Dividends declared on BCP stock....       --        --       --        --        --         (430)        --        (430)
  Net unrealized gain on
     securities available-for-sale...       --        --       --        --        --          --            29        29
  Foreign currency
     translation adjustment..........       --        --       --        --        --          --          (131)     (131)
                                       --------- --------- --------- -------- ---------- ---------- ------------ ---------
Balance at June 30, 1997.............       --        --     34,571       35    156,896     (4,881)         (17)  152,033
  Shares issued under
     employee stock plans
     and related tax benefits........       --        --      1,089        1     11,279        --          --      11,280
  Preferred and common stock
     issued to Philips...............       100       --      3,260        3    131,341        --          --     131,344
  Amortization of deferred
     compensation....................       --        --       --        --       1,051        --          --       1,051
  Stock Compensation.................       --        --       --        --       6,880        --          --       6,880
  Net income (loss)..................       --        --       --        --        --      (78,930)        --     (78,930)
  Dividends declared on BCP stock....       --        --       --        --        --         (643)        --        (643)
  Net unrealized gain on
     securities available-for-sale...       --        --       --        --        --          --            43        43
  Foreign currency
     translation adjustment..........       --        --       --        --        --          --        (1,356)   (1,356)
  Adjustments to conform BCP with
     Company's fiscal year end.......       --        --       --        --        --         (964)                  (964)
                                       --------- --------- --------- -------- ---------- ---------- ------------ ---------
Balance at June 30, 1998.............       100     $ --     38,920      $39   $307,447   ($85,418)     ($1,330) $220,738
                                       ========= ========= ========= ======== ========== ========== ============ =========

See accompanying notes to supplemental consolidated financial statements.

                              UNIPHASE CORPORATION

                    Supplemental Consolidated Statements of Cash Flows
                                     (In thousands)

                                                          Years Ended June 30,
                                                    -----------------------------
                                                      1998      1997      1996
                                                    --------- --------- ---------
Operating activities
  Net income (loss)................................ ($78,930) ($17,787)   $3,212
  BCP net income for the six months ended
    December 31, 1997..............................     (964)       --        --
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
       Depreciation expense........................    6,193     3,204     1,686
       Amortization expense........................    4,002     1,617       499
       Acquired in-process research and
         development...............................   99,568    33,314     4,480
       Stock compensation expense..................    6,880       871     3,094
       Write-off of property, equipment and
         intangible assets.........................    3,605     1,977        --
       Decrease in deferred income taxes, net......     (834)   (1,591)   (1,040)
  Changes in operating assets and liabilities:
       Accounts receivable.........................  (12,386)    1,117    (6,633)
       Inventories.................................    1,674    (5,389)   (4,077)
       Refundable income taxes.....................    3,791    (1,450)       --
       Other current assets........................     (988)      718       (89)
       Income taxes payable........................    9,042     2,652       587
       Accounts payable, accrued liabilities,
         and other accrued expenses................   10,372     2,682     6,312
                                                    --------- --------- ---------
Net cash provided by operating activities..........   51,025    21,935     8,031
                                                    --------- --------- ---------
Investing activities
  Purchase of available-for-sale investments....... (187,246)  (97,959)  (74,326)
  Sale of available-for-sale investments...........  184,467   107,258    17,726
  Acquisition of Uniphase Netherlands B.V..........   (4,100)      --        --
  Acquisition of Uniphase Fiber Components
      Ltd. Pty, net of cash acquired...............   (6,696)      --        --
  Acquisition of net assets of Laser Enterprise....      --    (45,900)      --
  Acquisition of UTP Fibreoptics and remaining
     interest in I.E. Optomech Ltd.................      --        --     (9,387)
  Acquisition of licenses                               (550)      --        --
  Purchase of property, plant and equipment........  (24,320)  (12,239)  (17,730)
  Decrease (increase) in other assets..............      (67)      (11)       91
                                                    --------- --------- ---------
Net cash used in investing activities..............  (38,512)  (48,851)  (83,626)
                                                    --------- --------- ---------
Financing activities
  Repayment of notes payable and lease obligations.   (6,061)     (548)     (297)
  Issuance of notes payable........................      --        --      6,061
  Proceeds from issuance of common stock other
    than in the public offerings...................    4,886     4,464     1,704
  Proceeds from offering of stock..................      --        --    117,812
  Dividends paid on BCP stock......................     (540)     (126)     (190)
                                                    --------- --------- ---------
Net cash provided by (used in) financing
   activities.                                        (1,715)    3,790   125,090
                                                    --------- --------- ---------
Increase (decrease) in cash and cash equivalents...   10,798   (23,126)   49,495
Cash and cash equivalents at beginning of period...   29,727    52,853     3,358
                                                    --------- --------- ---------
Cash and cash equivalents at end of period.........  $40,525   $29,727   $52,853
                                                    ========= ========= =========

See accompanying notes to supplemental consolidated financial statements.

                               NOTES TO CONSOLIDATED
                                FINANCIAL STATEMENTS

NOTE 1   BUSINESS ACTIVITIES and SUMMARY of SIGNIFICANT ACCOUNTING POLICIES

        Business Activities

        Uniphase Corporation (the "Company" or "Uniphase") designs, develops, manufactures and markets components and modules for fiber optic telecommunications and cable television (CATV) systems, laser subsystems, and laser-based semiconductor wafer defect examination and analysis equipment. The Company's telecommunications and CATV divisions design, develop, manufacture and market semiconductor lasers, high-speed external modulators and transmitters for fiber optic networks in the telecommunications and CATV industries. The Company's Laser Division designs, develops, manufactures and markets laser subsystems for a broad range of OEM applications which include biotechnology, industrial process control and measurement, graphics and printing, and semiconductor equipment. The Company's Ultrapointe subsidiary designs, develops, manufactures and markets advanced laser-based systems for semiconductor wafer defect examination and analysis. The Company entered the telecommunications market in May 1995. Currently, the Company's portfolio of telecommunications products include those produced by Uniphase Telecommunications Products ("UTP"), UTP Fibreoptics ("UFP"), Uniphase Laser Enterprise ("ULE"), Uniphase Network Components ("UNC"), Uniphase Fiber Components ("UFC") and Uniphase Netherlands ("UNBV").

        As more fully described in Note 13, a wholly owned subsidiary of the Company merged with Broadband Communications Products, Inc. ("BCP") in November 1998 in a pooling of interests transaction. The consolidated financial statements for fiscal 1998, 1997 and 1996 have been restated to include the financial position, results of operations and cash flows of BCP. There were no transactions between BCP and the Company prior to the combination and no significant adjustments were necessary to conform BCP's accounting policies. Because of differing year ends, financial information relating to Uniphase's fiscal years ended June 30, 1997 and 1996 has been combined with financial information relating to BCP's years ended December 31, 1997 and 1996, respectively. The consolidated statement of stockholders' equity for fiscal 1998 includes an adjustment of $964,000 to reduce accumulated deficit for the income of BCP for the six months ended December 31, 1997 which is included in the results of operations twice. Net sales of BCP for the six months ended December 31, 1997 were approximately $4.1 million. BCP was a subchapter S Corporation for income tax purposes and, therefore, did not pay U.S. federal income taxes. BCP will be included in the Company's U.S. federal income tax return effective November 25, 1998. BCP's net taxable temporary differences were insignificant as of the date of the merger.

        Basis of Presentation

        The consolidated financial statements include Uniphase and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.



        Cash, Cash Equivalents and Short-term Investments

        Uniphase considers all liquid investments with maturities of ninety days or less when purchased to be cash equivalents. The Company's short-term investments have maturities of greater than ninety days. The Company's securities are classified as available-for-sale and are recorded at fair value. Fair value is based upon market prices quoted on the last day of the fiscal year. The cost of debt securities sold is based on the specific identification method. Unrealized gains and losses are reported as a separate component of stockholders' equity. Gross realized gains and losses are included in interest income and have not been material. The Company's investments consist of the following:


                                                Gross       Gross    Estimated
                                  Amortized  Unrealized  Unrealized    Fair
                                     Cost       Gains      Losses      Value
                                  ---------- ----------- ----------- ---------
                                               (in thousands)
JUNE 30, 1998:
  Floating rate bonds...........     $9,740    $   --      $   --      $9,740
  Municipal bonds...............     60,216          64          10    60,270
  Auction instruments...........      6,101        --          --       6,101
  Money market instruments......      5,851        --          --       5,851
                                  ---------- ----------- ----------- ---------
                                    $81,908         $64         $10   $81,962
                                  ========== =========== =========== =========

JUNE 30, 1997:
  Floating rate bonds...........    $14,122    $   --      $   --     $14,122
  Municipal bonds...............     42,008          38          27    42,019
  Auction instruments...........      4,702        --          --       4,702
  Money market instruments......      3,896        --          --       3,896
                                  ---------- ----------- ----------- ---------
                                    $64,728         $38         $27   $64,739
                                  ========== =========== =========== =========
















The following is a summary of contractual maturities of the company's investments:

JUNE 30, 1998:
                                                                     Estimated
                                                          Amortized    Fair
                                                            Cost       Value
                                                         ----------- ---------
                                                           (in thousands)
Money market funds.....................................      $5,851    $5,851
Amounts maturing within one year.......................      56,996    57,047
Amounts maturing after one year, within five years.....      19,061    19,064
                                                         ----------- ---------
                                                            $81,908   $81,962
                                                         =========== =========

        Fair Value of Financial Instruments

        The Company has determined the estimated fair value of financial instruments. The amounts reported for cash and cash equivalents, accounts receivable, short-term borrowings, accounts payable, notes payable and accrued expenses approximate the fair value due to their short maturities. Investment securities and foreign currency exchange contracts are reported at their estimated fair value based on quoted market prices of comparable instruments.

        Inventories

        Inventories are valued at the lower of cost (first-in, first-out method) or market. The components of inventory consist of the following:

                                                    June 30,
                                             -----------------------
                                                1998        1997
                                             ----------- -----------
                                                (in thousands)
Finished goods...........................        $7,274      $2,636
Work in process..........................        11,998      10,746
Raw materials and purchased parts........         2,865       5,914
                                             ----------- -----------
                                                $22,137     $19,296
                                             =========== ===========






        Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method over the following estimated useful lives of the assets: building and improvements, 5 to 40 years; machinery and equipment, 2 to 5 years; furniture, fixtures, and office equipment, 5 years. Leasehold improvements are amortized by the straight-line method over the shorter of the estimated useful lives of the assets or the term of the lease. The components of property, plant and equipment are as follows:

                                                    June 30,
                                             -----------------------
                                                1998        1997
                                             ----------- -----------
                                                (in thousands)
Land.....................................        $4,868      $4,868
Building and improvements................         8,772       8,556
Machinery and equipment..................        36,566      21,839
Furniture, fixtures and office
  equipment..............................         8,051       5,729
Leasehold improvements...................         4,922       2,165
Construction in progress.................        12,162         722
                                             ----------- -----------
                                                 75,341      43,879
Less: accumulated depreciation and
  amortization...........................       (18,150)    (12,178)
                                             ----------- -----------
                                                $57,191     $31,701
                                             =========== ===========

        Goodwill and Other Intangible Assets

        Intangible assets primarily represent acquired developed technology and the excess acquisition cost over the fair value of tangible and intangible net assets of businesses acquired (goodwill). Intangible assets are being amortized using the straight-line method over estimated useful lives ranging from 3 to 7 years. Accumulated amortization of intangible assets at June 30, 1998 and 1997 was $3,161,000 and $696,000, respectively.

        Long-lived assets are reviewed whenever indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the related asset carrying amount. At June 30, 1997 intangible assets included the excess of the investment in UFP over the fair market of the net assets acquired of approximately $4.3 million. The intangible assets were reviewed during the fourth quarter of 1998 following the Company's acquisition of UNBV. This review indicated that the UFP intangible assets were impaired, as determined based on the projected cash flows from UFP over the next three years. The cash flow projections take into effect the net sales and expenses expected from UFP products, as well as maintaining its current manufacturing capabilities. Consequently, the carrying value of the UFP goodwill and other long-lived assets totaling $2.2 million and $1.4 million, respectively, were written off as a component of operating expenses during fiscal 1998.

        At June 30, 1996, intangible assets included the excess of the investment in I.E. Optomech ("Optomech") over the fair market value of the net assets acquired of approximately $527,000. The intangible asset was reviewed during the third quarter of 1997 in light of the Company's acquisition of ULE and the resultant closure of Optomech. This review indicated that the Optomech intangible asset was impaired, as determined based on projected cash flows from Optomech over the remaining amortization period. The cash flow projections take into effect the change in strategic focus by the Company for semiconductor laser-based applications due to the acquisition of ULE, the costs and expected benefit from Optomech products prospectively, and management's intention to cease capital funding at Optomech. Consequently, the carrying value of the Optomech intangible assets totaling $477,000 was written off as a component of operating expenses during fiscal 1997.

        Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and trade receivables. The Company places its cash equivalents and short-term investments with high credit-quality financial institutions. The Company invests its excess cash primarily in auction and money market instruments, and municipal and floating rate bonds. The Company has established guidelines relative to credit ratings, diversification and maturities that seek to maintain safety and liquidity. The Company sells primarily to customers involved in the application of laser technology, the manufacture of semiconductors, or the manufacture of telecommunications equipment products. The Company performs ongoing credit evaluations of its customers and does not require collateral. The Company provides reserves for potential credit losses, however such losses and yearly provisions have not been significant and have been within management's expectations.

        Foreign Currency Translation and Exchange Contracts

        The Company's international subsidiaries use their local currency as their functional currency. Assets and liabilities denominated in foreign currencies are translated using the exchange rate on the balance sheet dates. Net sales and expenses are translated using average rates of exchange prevailing during the year. The translation adjustment resulting from this process is shown separately as a component of other stockholders' equity. Foreign currency transaction gains and losses are not material and are included in the determination of net income.

        During fiscal 1998, the Company entered into forward foreign currency option contracts to hedge certain balance sheet accounts denominated in Swiss Francs, Dutch Guilders, and German Marks. As of June 30, 1998, the Company had foreign currency option contracts outstanding in Swiss Francs, Dutch Guilders and German Marks for approximately $2.4 million, $4.0 million and $600,000, respectively. These foreign currency contracts expire on various dates in the first quarter of fiscal 1999. The difference between the fair value and the amortized contract value on foreign currency exchange contracts is immaterial.

        While the contract amounts provide one measure of the volume of the transactions outstanding at June 30, 1998 they do not represent the amount of the Company's exposure to credit risk. The Company's exposure to credit risk (arising from the possible inability of the counterparts to meet the terms of their contracts) is generally limited to the amount, if any, by which the counterparts' obligations exceed the obligations of the Company.

        Revenue Recognition

        The Company recognizes revenue generally at the time of shipment. Revenue on the shipment of evaluation units is deferred until customer acceptance. The Company provides for the estimated cost to repair products under warranty at the time of sale.

        Earnings (loss) per Share

        In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 128, "Earnings per Share." Statement
No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. The Company's diluted earnings per share are very similar to the previously reported primary earnings per share. All earnings per share amounts for all prior periods presented, where necessary, have been restated to conform to the Statement 128 requirements and to reflect the 100% stock dividend discussed in Note 8 to these consolidated financial statements. As the Company incurred a loss in fiscal 1998 and 1997, the effect of dilutive securities totaling 2,995,000 and 2,734,000 equivalent shares, respectively, have been excluded from the 1998 and 1997 computation as they are antidilutive. Dilutive securities exclude the conversion of Series A Preferred Stock until the removal of all contingencies attributable to their conversion is assured beyond a reasonable doubt.




















        The following table sets for the computation of basic and diluted earnings (loss) per share:

                                              Years Ended June 30,
                                         ----------------------------------
                                            1998        1997        1996
                                         ----------  ----------  ----------

Denominator for basic earnings (loss)
   per share-weighted average shares....    35,451      33,691      25,558
Effect of dilutive securities:
   Stock options outstanding............       --          --        2,354
                                         ----------  ----------  ----------
Denominator for diluted earnings
   (loss) per share.....................    35,451      33,691      27,912
                                         ==========  ==========  ==========

Net income (loss).......................  ($78,930)   ($17,787)     $3,212
                                         ==========  ==========  ==========

Basic earnings (loss) per share.........    ($2.23)     ($0.53)      $0.13
                                         ==========  ==========  ==========

Dilutive earnings (loss) per share......    ($2.23)     ($0.53)      $0.12
                                         ==========  ==========  ==========


Stock-based Compensation

        In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," the Company records and amortizes, over the related vesting periods, deferred compensation representing the difference between the price per share of stock issued or the exercise price of stock options granted and the fair value of the Company's common stock at the time of issuance or grant. Stock compensation costs are immediately recognized to the extent the exercise price is below the fair value on the date of grant and no future vesting criteria exist.

        Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

        Impact of Recently Issued Accounting Standards

        In 1997, the Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," was issued and is effective for fiscal years commencing after December 15, 1997.

        In 1997, the Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures About Segments of an Enterprise and Related Information," was issued and is effective for fiscal years commencing after December 15, 1997.

        In 1998, the Statement of Financial Accounting Standards No. 132 ("SFAS 132"), "Employers' Disclosures about Pensions and Other
Postretirement Benefits," was issued and is effective for fiscal years commencing after December 15, 1997.

        The Company is required to adopt the provisions of SFAS 130, 131 and 132 in fiscal year 1999 and expects the adoption will not affect results of operations or financial position but will require either additional disclosures or modifications to previous disclosures.

        In 1998, the Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instrument and Hedging Activities," was issued and is effective for fiscal years commencing after June 15, 1999. The effect of adopting SFAS 133 is currently being evaluated but is not expected to have a material effect on the Company's financial position or results of operations.

        Reclassification

        The Company separately classified goodwill on the Consolidated Balance Sheets and has included stock based compensation as selling, general and administrative expense on the Consolidated Statements of Operations. For comparative purposes, amounts in the prior years have been reclassified to conform to current year presentations.

NOTE 2. LINE of CREDIT

        The Company has a $5.0 million revolving bank line of credit that expires on January 28, 1999. Advances under the line of credit bear interest at the bank's prime rate (8.5% at June 30, 1998) and are secured by inventories and accounts receivable. Under the terms of the line of credit agreement, the Company is required to maintain certain minimum working capital, net worth, profitability levels and other specific financial ratios. In addition, the agreement prohibits the payment of cash dividends and contains certain restrictions on the Company's ability to borrow money or purchase assets or interests in other entities without the prior written consent of the bank. There were no borrowings under the line of credit at June 30, 1998.













NOTE 3. OTHER ACCRUED EXPENSES

        The components of other accrued expenses are as follows:

                                                    June 30,
                                             -----------------------
                                                1998        1997
                                             ----------- -----------
                                                (in thousands)
Acquisition and reorganization costs.....        $8,294      $1,335
Warranty reserve.........................         1,906       1,005
Royalties payable........................           587         405
Other accrued liabilities................         5,106       2,492
                                             ----------- -----------
                                                $15,893      $5,237
                                             =========== ===========

        Acquisition and reorganization costs include the estimated amount for exiting certain Philips facilities currently occupied by UNBV over the next twelve months.

NOTE 4. INCOME TAXES

        The expense (benefit) for income taxes consists of the following:

                                         Years Ended June 30,
                                  ----------------------------------
                                     1998       1997        1996
                                  ---------- ----------- -----------
                                            (in thousands)
Federal:
 Current........................     $7,848      $4,635      $4,381
 Deferred.......................       (361)       (367)       (934)
                                  ---------- ----------- -----------
                                      7,487       4,268       3,447
State:
 Current........................      3,245       1,222         635
 Deferred.......................       (524)       (160)       (130)
                                  ---------- ----------- -----------
                                      2,721       1,062         505
Foreign:
 Current........................      1,152       1,166          84
 Deferred.......................        --       (1,064)       --
                                  ---------- ----------- -----------
                                      1,152         102          84
                                  ---------- ----------- -----------
  Income tax expense............    $11,360      $5,432      $4,036
                                  ========== =========== ===========

    The tax benefit associated with exercises of stock options reduced taxes currently payable by $6.2 million, $10.2 million and $3.0 million for the years ended June 30, 1998, 1997 and 1996, respectively.

    A reconciliation of the income tax expense (benefit) at the federal statutory rate to the income tax expense (benefit) at the effective tax rate is as follows:

                                         Years Ended June 30,
                                  ----------------------------------
                                     1998       1997        1996
                                  ---------- ----------- -----------
                                            (in thousands)
Income taxes (benefit) computed
  at federal statutory rate.....   ($22,974)    ($4,200)     $2,464
State taxes, net of federal
  benefit.......................      1,796         701         333
Acquired in-process research
  and development for which no
  tax benefit is currently
  recognizable..................     33,853       9,466       1,523
Realization of valuation
  allowance.....................     (1,547)       --          --
Tax exempt income...............       (527)       (502)       (213)
Pre-merger subchapter S taxes...       (775)       (379)        152
Other...........................      1,534         346        (223)
                                  ---------- ----------- -----------
  Income tax expense............    $11,360      $5,432      $4,036
                                  ========== =========== ===========























    The components of deferred taxes consist of the following:

                                                    June 30,
                                             -----------------------
                                                1998        1997
                                             ----------- -----------
                                                (in thousands)
Deferred tax assets:
 AMT and research tax credit
  carryforwards..........................        $2,813        $350
 Net operating loss carryforwards........          --         2,872
 Inventory reserve.......................         1,336         447
 Additional tax basis of intangibles.....        31,286       9,848
 Deferred compensation...................         2,637        --
 Warranty and other reserves.............           538       1,527
 Other...................................         1,430         767
                                             ----------- -----------
   Total deferred tax assets.............        40,040      15,811
 Valuation allowance.....................       (31,743)     (7,797)
                                             ----------- -----------
   Net deferred tax assets...............         8,297       8,014

Deferred tax liabilities:
 Other...................................          --           551
                                             ----------- -----------
   Total deferred tax liabilities........          --           551
                                             ----------- -----------
   Total net deferred tax assets.........        $8,297      $7,463
                                             =========== ===========

        Approximately $3.0 million of the valuation allowance at June 30, 1998 relates to tax benefits of stock option deductions, which will be credited to equity when realized. The balance of the valuation allowance relates to the additional tax basis of intangibles, which will be realized, generally, over a 15-year period. The valuation allowance reduces net deferred tax assets to amounts considered realizable in the near future based on projected future taxable income.


NOTE 5. LEASE COMMITMENTS

        The Company leases manufacturing and office space primarily in Manteca, California; Bloomfield, Connecticut; Chalfont, Pennsylvania; Witney, United Kingdom; Zurich, Switzerland; Sydney, Australia and Eindhoven, the Netherlands under operating leases expiring at various dates through December 2013 and containing certain renewal options ranging from one to four years. The Company has the option of terminating two of its lease agreements on December 25, 2003 upon six months written notification.



        Future minimum commitments for noncancelable operating leases are as follows:

                                              Operating
             Year Ending June 30,              Leases
     ----------------------------------      -----------
(in thousands)
         1999............................        $4,211
         2000............................         4,583
         2001............................         4,446
         2002............................         4,273
         2003............................         4,001
         Thereafter......................        28,140
                                             -----------
         Total minimum lease payments....       $49,654
                                             ===========

        Rental expense for operating leases for the years ended June 30, 1998, 1997, and 1996 amounted to approximately $1,312,000, $1,006,000 and
$730,000, respectively.

NOTE 6. RELATED PARTY TRANSACTIONS

        As discussed in Note 9, the Company acquired 100% of the capital stock of Philips Optoelectronics B.V. from Koninklijke Philips Electronics N.V. ("Philips"). Subsequent to the acquisition, Philips owns approximately 8.5% of the Company's outstanding common stock and has one seat on the Company's Board of Directors. The Company has operating leases for manufacturing facilities and site service agreements for network support and information systems at the Philips NATLAB Center in Eindhoven, the Netherlands. In addition, the Company is obligated to provide future design and development services on certain laser technology to Philips that the Company believes will be of strategic importance to Philips' existing consumer and business electronics operations. The Company is obligated to provide 15 million Dutch Guilders (approximately $7.5 million) of such services through April 2000, of which approximately 10 million Dutch Guilders is expected to be provided ratably between July 1998 and April 2000.














        Pursuant to the Philips transaction, Philips has committed to provide interim treasury, export, distribution and certain site services to the Company for its operations in the Netherlands to minimize disruptions to its business activity. Lease commitments to Philips included in Note 5 above represent 76% of total future minimum commitments for non-cancelable operating leases. Balances with related parties that are included in the consolidated financial statements are immaterial except for the following amounts with Philips:

                                                    June 30,
                                             -----------------------
                                                1998        1997
                                             ----------- -----------
                                                 (in thousands)
Accounts Receivable......................        $6,805    $   --
Accounts Payable.........................          $442    $   --

    These balances are expected to settle on or before December 31, 1998.



NOTE 7. PENSION and OTHER EMPLOYEE BENEFITS

        Pensions

        Through the acquisition of ULE in Switzerland, the Company assumed two foreign defined-benefit pension plans related to the employees of ULE. Benefits are based on years of service and annual compensation on retirement. Plans are funded in accordance with applicable Swiss regulations.






















        The funded status of the foreign defined-benefit plans is summarized below:

                                                    June 30,
                                             -----------------------
                                                1998        1997
                                             ----------- -----------
                                                (in thousands)
Accumulated benefit obligation...........        $3,819      $3,129
                                             =========== ===========
Vested benefit obligation................        $3,819      $3,129
                                             =========== ===========

Projected benefit obligation.............       ($6,586)    ($6,448)
Fair market value of plan assets.........         4,909       4,488
Unrecognized net asset...................          (775)       --
                                             ----------- -----------
Projected benefit obligation less than
(in excess of) plan assets...............       ($2,452)    ($1,960)
                                             =========== ===========

    The components of net pension costs for 1998 and 1997 are as follows:

                                                    June 30,
                                             -----------------------
                                                1998        1997
                                             ----------- -----------
                                                (in thousands)
Service cost.............................          $626        $458
Interest cost............................           339         322
Expected return on plan assets...........          (253)       (224)
                                             ----------- -----------
Net pension expense......................          $712        $556
                                             =========== ===========

    For fiscal 1998 and 1997, the weighted average discount rates and long-term rates for compensation increases used for estimating the benefit obligations and the expected return on plan assets were as follows:

     Discount rate......................................        5.0%
     Rate of increase in compensation levels............        3.5%
     Expected long-term return on assets................        4.0%

        Plan assets of the foreign plans consist primarily of listed stocks, bonds and cash surrender value life insurance policies.

        In connection with the acquisition of UNBV, the Company agreed to continue to provide pension benefits to its qualified Holland employees through a multi-employer defined benefit pension plan sponsored by the Holland Metalworkers Union. Philips is obligated to fully fund the pension benefit obligation for all periods prior to June 9, 1998 directly to the Metalworkers Union Plan. The Company assumed a $2.0 million liability at acquisition for the projected benefit obligation in excess of assets expected to be transferred to the multi-employer plan by Philips in accordance with SFAS No.87 "Employer's Accounting for Pensions." Pension expense for fiscal 1998 under this plan was immaterial. The amount of accumulated benefits and net assets of the multi-employer plan is not currently available to the Company.

        Other Employee and Postemployment Benefits

        Uniphase has an employee 401(k) salary deferral plan, covering all domestic employees. Employees may make contributions by withholding a percentage of their salary up to $10,000 per year. Company contributions consist of $.25 per dollar contributed by the employees with at least six months of service. Company contributions were approximately $426,000, $309,000 and $215,000 for the years ended June 30, 1998, 1997, and 1996, respectively.


NOTE 8. STOCKHOLDERS' EQUITY

        Preferred Stock

        In connection with the acquisition of UNBV, the Company issued 100,000 shares of non-voting, non-cumulative Series A Preferred Stock to Philips having a par value of $.001 per share. The Series A Preferred Stock is convertible into additional shares of common stock based on an agreed upon formula for annual and cumulative shipments of certain products during the four-year period ending June 30, 2002. The Preferred Stock is also convertible into common stock upon the occurrence of a Redemption Event, as defined in the Series A Preferred Stock Agreement.

        In June 1998, the Company adopted a Stockholder Rights Agreement (a "Right") for stockholders of record as of July 6, 1998. Each Right will entitle stockholders to purchase 1/1000 share of the Company's Series B Preferred Stock at an exercise price of $270. The Rights only become exercisable in certain limited circumstances following the tenth day after a person or group announces acquisitions of or tender offers for 15% or more of the Company's common stock. For a limited period of time following the announcement of any such acquisition or offer, the Rights are redeemable by the Company at a price of $.01 per Right. If the Rights are not redeemed, each Right will then entitle the holder to purchase common stock having the value of twice the then-current exercise price. For a limited period of time after the exercisability of the Rights, each Right, at the discretion of the Board, may be exchanged for either 1/1000 share of the Company's Series A Preferred Stock or one share of common stock per Right. The Rights expire on June 22, 2008.

        The Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of an additional 900,000 shares of Preferred Stock from time to time in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefore, the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, redemption fund provisions, conversion rights and voting rights, all without the approval of the holders of common stock.

        Stock Option Plans

        As of June 30, 1998, Uniphase has reserved approximately 8,224,000 shares of common stock for future issuance to employees, directors and consultants under its 1984 Amended and Restated Stock Option Plan (the "1984 Option Plan"), the Amended and Restated 1993 Flexible Stock Incentive Plan (the "1993 Option Plan") and the 1996 Non-qualified Stock Option Plan ("the 1996 Option Plan"). The Board of Directors has the authority to determine the type of option and the number of shares subject to option. The exercise price is generally equal to fair value of the underlining stock at the date of grant. Options generally become exercisable over a four-year period and, if not exercised, expire from five to ten years from the date of grant. The following table summarizes option activity through June 30, 1998:

                                            Options Outstanding
                                  ----------------------------------
                                                          Weighted
                                    Shares                 Average
                                  Available    Number     Exercise
                                  for Grant   of shares     Price
                                  ---------- ----------- -----------
                                  (in thousands, except price per share)
Balance at June 30, 1995........        916       5,171       $2.21
Increase in authorized shares...        420        --          --
Granted.........................     (1,408)      1,408        5.98
Canceled........................        156        (492)       1.99
Exercised.......................        --       (1,058)       1.22
                                  ---------- ----------- -----------
Balance at June 30, 1996........         84       5,029        3.33
Increase in authorized shares...      2,742        --          --
Granted.........................     (2,002)      2,002       20.15
Canceled........................        236        (228)      12.44
Exercised.......................        --       (1,428)       2.69
                                  ---------- ----------- -----------
Balance at June 30, 1997........      1,060       5,375        9.41
Increase in authorized shares...      3,179        --          --
Granted.........................     (2,424)      2,424       36.93
Canceled........................        193        (193)      13.56
Exercised.......................        --         (942)       4.04
Expired.........................        (30)       --          --
                                  ---------- ----------- -----------
Balance at June 30, 1998........      1,978       6,664      $18.92
                                  ========== =========== ===========




         The following table summarizes the stock options outstanding as of June 30, 1998:

                             Options Outstanding          Options Exercisable
                      ---------------------------------- ----------------------
                                   Weighted
                                    Average
                                   Remaining   Weighted               Weighted
                                  Contractual  Average                Average
  Average Range of      Number       Life      Exercise    Number     Exercise
   Exercise Prices    Outstanding (in years)    Price    Exercisable   Price
--------------------- ----------- ----------- ---------- ----------- ----------
  $ 0.23 -   $ 1.20      731,977        4.09    $ 0.92      731,977    $ 0.92
  $ 1.94 -   $ 3.05      687,731        5.80    $ 2.70      532,391    $ 2.65
  $ 3.44 -   $ 5.88    1,280,526        7.71    $ 5.50      892,184    $ 5.50
  $ 7.31 -   $15.00      227,546        5.92    $ 9.83      104,673    $ 8.53
  $16.42 -   $16.42      680,000        6.68    $16.42      212,500    $16.42
  $17.00 -   $25.00      837,970        6.57    $21.72      318,604    $22.37
  $25.63 -   $31.63      624,614        6.82    $29.35       78,864    $25.63
  $32.38 -   $36.53      686,896        7.29    $34.13       56,111    $32.95
  $36.84 -   $44.75      771,000        7.63    $39.30        2,222    $44.75
  $52.75 -   $56.13      135,650        7.91    $53.64           --    $  --
                      ----------- ----------- ---------- ----------- ----------
  $ 0.23 -   $56.13    6,663,910        6.64    $18.92    2,929,526    $ 8.03
                      ===========                        ===========

Employee Stock Purchase Plans

        The Uniphase 1993 Employee Stock Purchase Plan (the "93 Purchase Plan") was adopted in October 1993, amended during fiscal 1994 and expires December, 1998. The Company has reserved 400,000 shares of common stock for issuance under the 93 Purchase Plan. The 93 Purchase Plan provides eligible employees with the opportunity to acquire an ownership interest in Uniphase through participation in a program of periodic payroll deductions applied at specific intervals to the purchase of common stock. The 93 Purchase Plan is structured as a qualified employee stock purchase plan under Section 423 of the amended Internal Revenue Code of 1986. However, the 93 Purchase Plan is not intended to be a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the 1986 Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974. During fiscal 1998, employees purchased 147,835 shares of common stock under the 93 Purchase Plan and 121,539 shares are available for future issuance. The Company terminated the 93 Purchase Plan in August 1998 and cancelled any shares then remaining but unissued.

        The Uniphase 1998 Employee Stock Purchase Plan (the "98 Purchase Plan") was adopted in June 1998. The Company has reserved 1,000,000 shares of common stock for issuance under the 98 Purchase Plan. The 98 Purchase Plan, effective August 1, 1998, provides eligible employees with the opportunity to acquire an ownership interest in Uniphase through participation in a program of periodic payroll deductions applied at specific intervals to the purchase of common stock. The Purchase Plan is structured as a qualified employee stock purchase plan under Section 423 of the amended Internal Revenue Code of 1986. However, the Purchase Plan is not intended to be a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the 1986 Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974. The Purchase Plan will terminate upon the earlier of August 1, 2008 or the date on which all shares available for issuance under the Purchase Plan have been sold.

Stock Based Compensation

        The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements.

        During fiscal 1996, the Company replaced all options to purchase UTP stock previously issued to UTP employees with options to purchase stock of the Company. The Company incurred compensation expense totaling $4.4 million in connection with such options granted which were effective May 15, 1996. Of this total $3.0 million, related to options which have vested as of the grant date, was charged to expense in the fiscal year ended June 30, 1996. The remaining $1.4 million was charged to expense over the remaining vesting period of three years. In conjunction with the acquisition of ULE in fiscal 1997, the Company issued stock options to key employees of ULE at a value that was less than the market value. The Company is recognizing compensation expense for the total value of $2.0 million over the vesting period of four years. Stock based compensation expense in fiscal 1998 was approximately $6.9 million and is included as a component of operating expenses. These options had a weighted average fair value of $42.95 per share.





















        Pro forma information regarding net income and earnings per share is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its employee stock options (including shares issued under the Employee Stock Purchase Plan, collectively called "options") granted subsequent to June 30, 1995 under the fair value method of that statement. The fair value of options granted in 1998, 1997 and 1996 reported below has been estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                        Employee Stock
                                     Employee            Purchase
                                  Stock Options         Plan Shares
                               --------------------   --------------------
                                1998   1997   1996     1998   1997   1996
                               ------ ------ ------   ------ ------ ------
Expected life (in years)...      5.5    5.5    5.5      0.5    0.5    0.5
Risk-free interest rate....      6.4%   6.5%   5.9%     5.9%   5.4%   5.4%
Volatility.................     0.66   0.64   0.64     0.76   0.75   0.57
Dividend yield.............        0%     0%     0%       0%     0%     0%

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options. A total of approximately 2,005,000 options were granted during fiscal 1998 with exercise prices equal to the market price of the stock on the grant date. The weighted-average exercise price and weighted-average fair value of these options were $36.93 and $23.32, respectively. The weighted-average exercise price and weighted-average fair value of stock options granted during fiscal 1997 was $22.07 and $13.74 per share, respectively. The weighted average exercise price and weighted average fair value of stock options granted during fiscal 1996 was $5.98 and $4.59, respectively. The weighted average fair value of shares granted under the Employee Stock Purchase Plan during 1998, 1997 and 1996 was $10.63, $7.08 and $3.35, respectively.











    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                  Years Ended June 30,
                                              -----------------------------
                                                1998      1997      1996
                                              --------- --------- ---------

      Pro forma net income (loss)..........   ($92,979) ($22,003)   $2,140
      Pro forma earnings (loss) per share..     ($2.62)    $0.65     $0.07

        Pro forma net income represents the difference between compensation expense recognized under APB 25 and the related expense using the fair value method of SFAS No. 123 taking into account any additional tax effects of applying SFAS No. 123. The effects on pro forma disclosures of applying SFAS No. 123 are not likely to be representative of the effects on pro forma disclosures of future years. Because SFAS No. 123 is applicable only to options granted subsequent to June 30, 1995, the pro forma effect will not be fully reflected until 1999.

NOTE 9. ACQUISITIONS

Uniphase Netherlands

        On June 9, 1998, the Company acquired 100% of the capital stock of Uniphase Netherlands B.V. (formerly Philips Optoelectronics B.V.) from Philips. UNBV designs, develops, manufactures and markets high performance semiconductor lasers, photo diodes and components for telecommunications, CATV, multimedia and printing markets. The total purchase price of $135.4 million consisted of 3,259,646 shares of common stock, cash of $100,000 and $4.0 million in related acquisition costs.
The common stock is subject to restrictions from trading for twelve months from the transaction date, and Philips became the largest stockholder of record at 8.5% of the Company's common stock at the date of closing. In addition, the Company issued 100,000 shares of Series A Preferred Stock to Philips as contingent consideration worth up to 175 million Dutch Guilders (approximately $87 million). The number of shares of common stock to be issued upon conversion of this preferred stock is tied to unit shipments of certain products by UNBV during the four-year period ending June 30, 2002 and the Company's stock price at the date the contingency attributable to the unit shipments is removed. The contingent consideration is not included in the acquisition cost above, but is recorded when the aggregated unit shipment criteria are assured beyond a reasonable doubt.




        The acquisition has been accounted for by the purchase method of accounting and accordingly, the accompanying financial statements include the results of operations of UNBV subsequent to the acquisition date. The purchase price was allocated to the net assets and in-process research and development acquired. The purchased intangible assets and goodwill are being amortized in accordance with the Company's policy for intangible assets.

        To determine the value of the acquired in-process research and development, the Company considered, among other factors, the stage of development of each project, the time and efforts needed to complete each project, expected income, target markets and associated risks. Associated risks included inherent difficulties and uncertainties in completing the project and thereby achieving technical feasibility, and risks related to the viability of and potential changes in future target markets. The Company applied a discount rate of 25% in the valuation of in-process technology. This analysis resulted in a valuation of $93,000,000 for acquired in-process research and development that had not reached technological feasibility and did not have alternative future uses. Therefore, in accordance with generally accepted accounting principles, the $93,000,000 was expensed. The Company estimates that a total investment of $32,666,000 in research and development over the next three years will be required to complete the in-process research and development.

        The following unaudited pro forma summary presents the consolidated results of operations of the Company, excluding the charge for acquired in-process research and development, as if the acquisition of UNBV had occurred at the beginning of fiscal 1997 and does not purport to be indicative of what would have occurred had the acquisition been made as of the beginning of fiscal 1997 or of results which may occur in the future.

                                                               June 30,
                                                        -------------------
                                                          1998      1997
                                                        --------- ---------
                                                           (in thousands)
Net sales................................               $213,753  $137,814
Net income (loss)........................                 $9,326  ($24,937)
Earnings (loss) per share................                  $0.25    ($0.74)











    The effects of the UNBV acquisition on the 1998 consolidated statement of cash flows were as follows (in thousands):


Working capital (deficiency) acquired....                          ($1,155)
Property, plant and equipment............                            7,084
Intangibles..............................                           38,523
Other liabilities........................                           (2,008)
In-process research and development......                           93,000
                                                                  ---------
Total purchase price.....................                         $135,444
                                                                  =========
Uniphase Fiber Components

        On November 26, 1997, the Company acquired 100% of the capital stock of Uniphase Fiber Components Pty Ltd. (formerly INDX Pty Ltd.) and obtained certain licensing rights from Australia Photonics Pty Limited
(AP). UFC designs and manufactures fiber optic reflection filters (fiber
Bragg gratings) for wavelength division multiplexing (WDM) applications.
The total purchase price of $6,896,000 included a cash payment of $6,496,000 to AP and acquisition expenses of $400,000.

        The acquisition has been accounted for as a purchase and accordingly, the accompanying fiscal 1998 financial statements include the results of operations of UFC subsequent to the acquisition date. The purchase price was allocated to the net assets and the in-process research and development acquired. The purchased intangible assets are being amortized over the estimated useful life of 5 years. Pro forma results of operations as if the transaction had occurred at the beginning of the year are not shown as the effect would not be material.

        To determine the value of the acquired in-process research and development, the Company considered, among other factors, the state of development of each project, the time and efforts needed to complete each project, expected income, target markets and associated risks. Associated risks included inherent difficulties and uncertainties in completing the projects and thereby achieving technical feasibility, and risks related to the viability of and potential changes in future target markets. The
Company applied a discount rate of 20% in the valuation of in-process technology. This analysis resulted in a valuation of $6,568,000 for acquired in-process research and development that had not reached technological feasibility and did not have alternative future uses.
Therefore, in accordance with generally accepted accounting principles, such $6,568,000 was charged to income. The Company estimates that a total investment of $1.9 million in research and development over the next year will be required to complete the in-process research and development.








        The effects of the UFC acquisition on the 1998 consolidated statement of cash flows were as follows (in thousands):


Working capital (deficiency) acquired....                            ($344)
Property, plant and equipment............                              279
Intangibles..............................                              193
In-process research and development......                            6,568
                                                                  ---------
Total purchase price.....................                           $6,696
                                                                  =========


Uniphase Laser Enterprise

        On March 10, 1997, the Company acquired the net assets of ULE from IBM. ULE designs and manufactures semiconductor diode laser chips used by the telecommunications industry. The total purchase price of $45,900,000 includes a cash payment of $45,000,000 to IBM and acquisition expenses of $900,000.

        The acquisition has been accounted for by the purchase method of accounting and accordingly, the accompanying financial statements include the results of operations of ULE subsequent to the acquisition date. The purchase was allocated to the net assets and in-process research and development acquired. The purchased intangible assets are being amortized over the estimated useful life of 5 years.

        To determine the value of the acquired in-process research and development, the Company considered, among other factors, the stage of development of each project, the time and efforts needed to complete each project, expected income, target markets and associated risks. Associated risks included inherent difficulties and uncertainties in completing the project and thereby achieving technical feasibility, and risks related to the viability of and potential changes in future target markets. The Company applied a discount rate of 20% in the valuation of in-process technology. This analysis resulted in a valuation of $33,314,000 for acquired in-process research and development that had not reached technological feasibility and did not have alternative future uses. Therefore, in accordance with generally accepted accounting principles, the $33,314,000 was expensed.












        The following unaudited pro forma summary presents the consolidated results of operations of the Company, excluding the charge for acquired in-process research and development, as if the acquisition of ULE had occurred at the beginning of fiscal 1996 and does not purport to be indicative of what would have occurred had the acquisition been made as of the beginning of fiscal 1996 or of results which may occur in the future.

                                                               June 30,
                                                        -------------------
                                                          1997      1996
                                                        --------- ---------
                                                           (in thousands)
Net sales................................               $130,061   $92,892
Net income (loss)........................                $18,226    $7,038
Earnings (loss) per share................                  $0.54     $0.25

    The effects of the ULE acquisition on the 1997 consolidated statement of cash flows were as follows (in thousands):

Working capital (deficiency) acquired....                           $8,358
Property, plant and equipment............                            3,477
Prepaid lease and service agreements.....                            1,064
Intangibles..............................                            4,733
Other liabilities........................                           (5,046)
In-process research and development......                           33,314
                                                                  ---------
Total purchase price.....................                          $45,900
                                                                  =========

        UTP Fibreoptics

        On May 31, 1996, the Company acquired 100% of the outstanding shares of GCA and FAS. GCA and FAS operates as UFP. UFP custom packages laser diodes, light emitting diodes ("LEDs") and photodetectors for use in fiber optic networks. The total purchase price of $9,150,000 consisted of approximately $2,589,000 cash payment, and $6,061,000 notes payable to the former stockholders and $500,000 in related acquisition costs. The principal and accumulated interest on the notes was paid in August 1997.

        The acquisition has been accounted for by the purchase method of accounting and accordingly, the accompanying financial statements include the results of operations of UFP subsequent to the acquisition date. The purchase included net assets and acquired in-process research and development of $4,827,000 at fair market value. The excess of $1,913,000 over the purchase price are being amortized over its estimated useful life of 5 years.


        The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the acquisition of UFP had occurred at the beginning of fiscal 1995 and does not purport to be indicative of what would have occurred had the acquisition been made as of the beginning of fiscal 1995 or of results which may occur in the future.

                                                                   June 30,
                                                                  ---------
                                                                    1996
                                                                  ---------
                                                               (in thousands)
Net sales................................                          $79,409
Net income (loss)........................                           $7,702
Earnings (loss) per share................                            $0.28



    The effects of the UFP acquisition on the 1996 consolidated statement of cash flows were as follows (in thousands):

Working capital (deficiency) acquired....                             $609
Property, plant and equipment............                              924
Intangibles and goodwill, net
  of deferred taxes......................                            4,323
Other liabilities........................                           (1,186)
In-process research and development......                            4,480
                                                                  ---------
Total purchase price.....................                           $9,150
                                                                  =========



















NOTE 10.        GEOGRAPHIC AND INDUSTRY SEGMENT INFORMATION

        Uniphase operates in two geographic regions: the United States and Europe. The Company operates in a single industry segment - the design, manufacture and sale of laser subsystems and laser based products. The following table shows sales, operating income (loss) and other financial information by geographic region:

                                              Years Ended June 30,
                                         ----------------------------------
(In thousands)                              1998        1997        1996
                                         ----------  ----------  ----------
Net sales:
  United States-domestic................  $114,701     $77,534     $55,321
  United States-export..................    51,823      22,542      15,362
  Europe................................    19,945      22,816       8,738
  Intercompany..........................    (1,254)     (9,678)     (5,720)
                                         ----------  ----------  ----------
    Total net sales.....................  $185,215    $113,214     $73,701
                                         ==========  ==========  ==========
Operating income (loss):
  United States.........................  ($77,101)    $13,519      $5,407
  Europe................................     6,530     (28,693)        (77)
  Eliminations..........................      (250)       (611)        519
                                         ----------  ----------  ----------
    Total operating income (loss).......  ($70,821)   ($15,785)     $5,849
                                         ==========  ==========  ==========
Identifiable assets:
  United States.........................  $181,328    $152,082    $169,963
  Europe................................    92,243      28,571       5,729
                                         ----------  ----------  ----------
    Total assets........................  $273,571    $180,653    $175,692
                                         ==========  ==========  ==========

        Intercompany transfers represent products that are transferred between geographic areas on a basis intended to reflect as nearly as possible the market value of the products. Identifiable assets are those assets of the Company that are identified with the operations of the corresponding geographic area.

        One telecommunications customer accounted for 11% of the Company's consolidated net sales in fiscal 1998. Another customer purchased both laser subsystems and Ultrapointe Systems that accounted for a combined
11% and 12% of the Company's consolidated net sales in fiscal 1998 and 1996, respectively. One other laser subsystem customer accounted for 11% of the Company's consolidated net sales in fiscal year 1996.






NOTE 11.        SUPPLEMENTAL CASH FLOW INFORMATION

        The consolidated statement of cash flows for fiscal 1998 excludes noncash investing activities of $131.3 million in common stock issued to Philips. Net cash provided by operating activities reflects cash payments for interest and income taxes as follows:

                                                          Years Ended June 30,
                                                    -----------------------------
                                                      1998      1997      1996
                                                    --------- --------- ---------
                                                             (in thousands)
Cash payments for:
     Interest......................................      $69      $219       $43
     Income taxes..................................   $2,318    $2,262    $1,107


Note 12.        SUBSEQUENT EVENT (UNAUDITED)

        In August 1998, the Company acquired certain assets of Chassis Engineering Inc. ("Chassis") for $70,000 in cash and convertible debt of $2.73 million. Chassis designs, develops, markets and manufactures packaging solutions for fiber optic and other high performance components. The convertible debt is composed of a $1.93 million demand obligation and two performance-based instruments totaling $800,000 that become due upon achieving certain milestones over the ensuing 9 to 18 months. The convertible debt bears interest at 5.48% and principal can be exchanged for newly issued shares of Uniphase common stock at a price of $55.083 per share. The convertible debt is secured by a letter of credit issued against the Company's unused revolving bank line of credit.

        On December 31, 1998, the Company sold the assets of its Ultrapointe subsidiary to KLA-Tencor Corporation. The Company anticipates recording a loss of approximately $3 million on such sale in the quarter ended December 31, 1998.

















Note 13.  BUSINESS COMBINATION

        On November 25, 1998, the Company acquired BCP in a tax-free reorganization in which a wholly owned subsidiary of the Company was merged directly into BCP of Melbourne, Florida. BCP manufactures high-speed and high-bandwidth fiber optic products including transmitters, receivers and multiplexers used to extend the reach of fiber optic transmission into metropolitan and local access networks. The Company has exchanged 729,510 shares of Uniphase common stock and reserved 418,482 shares for BCP options assumed by the Company. Merger related expenses of approximately $6.0 million will be recorded in the second quarter of fiscal 1999. Separate net sales, net income (loss) and related earnings
(loss) per share amounts of the merged entities are presented in the following table. In addition, the table includes unaudited pro forma net income (loss) and earnings (loss) per share amounts which reflects an adjustment to present income taxes on the basis on which they will be reported in future periods.

                                              Years Ended June 30,
                                   (In thousands, except per share data)
                                         -----------------------------
                                           1998      1997      1996
                                         --------- --------- ---------
Net sales:
  Uniphase.............................. $175,801  $106,966   $69,073
  BCP...................................    9,414     6,248     4,628
                                         --------- --------- ---------
  Combined.............................. $185,215  $113,214   $73,701
                                         ========= ========= =========
Net income (loss):
  Uniphase.............................. ($81,112) ($18,854)   $2,792
  BCP...................................    2,182     1,067       420
  Tax effect related to BCP earnings
    assuming no subchapter S status.....     (775)     (379)     (152)
                                         --------- --------- ---------
  Proforma net income (loss)............  (79,705)  (18,166)    3,060
  Tax effect related to BCP earnings
    assuming no subchapter S status.....      775       379       152
                                         --------- --------- ---------
Net income as reported.................. ($78,930) ($17,787)   $3,212
                                         ========= ========= =========

Basic earnings (loss) per share:
  As reported...........................   ($2.23)   ($0.53)   ($0.13)
                                         ========= ========= =========
  Proforma..............................   ($2.25)   ($0.54)   ($0.12)
                                         ========= ========= =========

Dilutive earnings (loss) per share:
  As reported...........................   ($2.23)   ($0.53)   ($0.12)
                                         ========= ========= =========
  Proforma..............................   ($2.25)   ($0.54)   ($0.11)
                                         ========= ========= =========

                                   UNIPHASE CORPORATION
                      SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                   Balance   Charged                         Balance
                                     at     to Costs  Charged to                at
                                  Beginning    and       Other    Deduction   End of
           Description            of Period Expenses  Accounts(2)    (1)      Period
--------------------------------- --------- --------- ----------- --------- ----------
                                                      (In thousands)

Year ended June 30, 1998:

Allowance for doubtful accounts...  $1,877      $377        $386    $1,831       $809


Year ended June 30, 1997:

Allowance for doubtful accounts...    $285      $582      $1,083       $73     $1,877


Year ended June 30, 1996:

Allowance for doubtful accounts...    $164      $139       $ --        $18       $285

---------------

(1) Charges for uncollectible accounts, net of recoveries.

(2) Allowance assumed through the acquisition of UNBV and UFC in fiscal 1998 and ULE in fiscal 1997.

     (a)(3) Exhibits

     The exhibits listed in the accompanying index to exhibits are filed or incorporated by reference as a part of this Form 8-K.

















                                    SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    UNIPHASE CORPORATION



                                    By:     /s/ Anthony R. Muller
                                                Anthony R. Muller
                                                Senior Vice President
                                                of Finance and CFO